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                                                                     Exhibit 5.1

                     [LETTERHEAD OF FOLEY, HOAG & ELIOT LLP]



                                                       May 8, 2000

Allaire Corporation
One Alewife Center

Cambridge, Massachusetts  02140

Ladies and Gentlemen:

         We have acted as counsel for Allaire Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering by the Company of 5,000,000 shares (the "Shares") of its common stock, $.01 par value per share, issuable pursuant to the Allaire Corporation 1998 Stock Incentive Plan, as amended on March 13, 2000 (the "Plan").

          In arriving at the opinions expressed below, we have examined and relied on the following documents:

          (i)   the Registration Statement;

          (ii)  the Plan;

          (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended as of the date hereof;

          (iv)  the By-Laws of the Company, as amended as of the date hereof;
                and

          (v) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

          In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

          We express no opinion other than as to the General Corporation Law of the State of Delaware.


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          Based upon the foregoing, we are of the opinion that:

          1. The Company has corporate power adequate for the issuance of the Shares in accordance with the Registration Statement.

          2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

          3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the consideration for the Shares as described in the Plan and the option agreements or other agreements related thereto, the Shares will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        FOLEY, HOAG & ELIOT LLP

                                        By /s/ William R. Kolb
                                           ----------------------------
                                           A Partner